Exhibit 99.1

PodcastOne (Nasdaq: PODC) Reports Record Fiscal Year 2024 Results

●	Record Revenue of $43.3M for FY 2024, $11.7M for Q4 FY 2024

●	Adjusted EBITDA* of $0.7M for FY 2024, $258K for Q4 FY 2024

●	Financial Highlights:

○	Increased Shareholders’ Equity by $9M from Prior Fiscal Year

○	Reduced Liabilities by $13M from Prior Fiscal Year

○	Extinguished All Debt, Repaying $3M in Cash and Converting $7M into Shares of Common Stock at $3 Per Share

●	Raises FY 2025 Revenue Guidance to $51-56M

●	LiveOne (Nasdaq: LVO) Acquired 159,000 PODC Shares at a Price of $3 Per Share During March 2024 and Continues to Acquire Additional Shares This Quarter

●	Special Shareholders Call: Senior Management to Host a Special Shareholders Call at 10:00 A.M. ET on Wednesday, June 5, 2024

LOS ANGELES, CA, May 30, 2024 -- PodcastOne (Nasdaq: PODC), a leading podcast platform and a subsidiary of LiveOne (Nasdaq: LVO), announced today its operating results for the fourth fiscal quarter (“Q4 Fiscal 2024”) and fiscal year ended March 31, 2024 (“Fiscal 2024”).

PodcastOne’s President and Co-Founder, Kit Gray, commented, “I am immensely proud of our team’s achievements. Their hard work and dedication have led us to record-breaking revenue figures. By focusing on originating, promoting and acquiring existing podcasts, we’ve ensured a profitable future for our company and delivered value to our shareholders. We are confident we’ve built a sound foundation which ensures increasing revenues and an opportunity for an incredibly successful future.”

Recent and Q4 Fiscal 2024 Highlights

●	LiveOne currently owns approximately 73% of PodcastOne and it will continue to consolidate PodcastOne’s financial results.

●	PodcastOne was ranked 12th in Podtrac’s Podcast Industry Top Publishers Rankings for April 2024 with a U.S. Unique Monthly Audience of ~5.7 million and Global Downloads and Streams of ~19.1 million.

●	PodcastOne has increased its slate of exclusive shows to 185 original titles.

Q4 Fiscal 2024 and 2023 and Fiscal 2024 and 2023 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2024	2023	2024	2023
Revenue	$11,707	$8,843	$43,302	$34,645
Operating income (loss)	$(1,178)	$(819)	$(5,011)	$(1,835)
Total other income (expense)	$184	$(3,132)	$(9,666)	$(5,132)
Net income (loss)	$(1,049)	$(3,951)	$(14,732)	$(6,967)
Adjusted EBITDA*	$258	$(52)	$663	$428
Net income (loss) per share basic and diluted	$(0.05)	$(0.03)	$(0.68)	$(0.06)

Q4 Fiscal 2024 Results Summary Discussion

For Q4 Fiscal 2024, PodcastOne posted revenue of $11.7 million, a 32% increase as compared to $8.8 million in the same period in the prior year.

Q4 Fiscal 2024 Operating Loss was ($1.2) million compared to Operating Loss of $(0.8) million in the fourth quarter for its fiscal year ended March 31, 2023 (“Q4 Fiscal 2023”). The $3.0 million decrease in Operating Loss was largely a result of a decrease in interest expense and change in fair value of derivatives attributed to its bridge loan, which was extinguished during Fiscal 2024.

Q4 Fiscal 2024 Adjusted EBITDA* was $0.3 million, as compared to Q4 Fiscal 2023 Adjusted EBITDA* of $(0.1) million.

PodcastOne is raising its guidance for its fiscal year ending March 31, 2025 of revenue of $51 million - $56 million.

PodcastOne’s senior management will host a special shareholders call at 10:00 A.M. ET on Wednesday, June 5, 2024

About PodcastOne

PodcastOne (Nasdaq: PODC) is a Los Angeles based podcast network founded in 2012 by Kit Gray and Norm Pattiz providing creators and advertisers with a full 360-degree solution in sales, marketing, public relations, production, and distribution delivering over 2.1 billion downloads per year with a community of 250 of the top podcasters, including Adam Carolla, Kaitlyn Bristowe, Jordan Harbinger, LadyGang and A&E’s Cold Case Files. PodcastOne has built a distribution network reaching over 1 billion listeners a month across all of its own properties, LiveOne (Nasdaq: LVO), Spotify, Apple Podcasts, iHeartRadio, Samsung and over 150 shows exclusively available in Tesla vehicles. PodcastOne is also the parent company of LaunchpadOne, an innovative self-serve platform developed to launch, host, distribute and monetize independent user-generated podcasts. For more information, visit podcastone.com and follow us on Facebook, Instagram, YouTube and Twitter at @podcastone. For more investor information, please visit ir.podcastone.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on one key customer for a substantial percentage of its revenue; LiveOne’s and PodcastOne’s ability to consummate any proposed financing, acquisition, spin-out, special dividend, merger, distribution or transaction, including the spin-out of LiveOne’s pay-per-view business, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; PodcastOne’s ability to continue as a going concern; PodcastOne’s ability to attract, maintain and increase the number of its listeners; PodcastOne identifying, acquiring, securing and developing content; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other covenants; PodcastOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; uncertain and unfavorable outcomes in legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of LiveOne and/or its other subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in PodcastOne’s Special Financial Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2023, Quarterly Report on Form 10-Q for the quarter year ended December 31, 2023, filed with the SEC on February 13, 2024, and in PodcastOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and PodcastOne disclaims any obligation to update these statements, except as may be required by law. PodcastOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2025 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

PodcastOne IR Contact:

Jason Assad
(678) 570-6791
jwassad@podcastone.com

PodcastOne Press Contact:

(310) 246-4600
Susan@Guttmanpr.com

Financial Information

The tables below present financial results for the three and twelve months ended March 31, 2024 and 2023.

PodcastOne, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2024	2023	2024	2023
Revenue:	$11,707	$8,843	$43,302	$34,645

Operating expenses:
Cost of sales	10,660	7,625	37,326	27,579
Sales and marketing	1,125	1,243	4,558	5,174
Product development	15	178	85	312
General and administrative	712	593	5,448	3,316
Amortization of intangible assets	373	23	896	99
Total operating expenses	12,885	9,662	48,313	36,480
Loss from operations	(1,178)	(819)	(5,011)	(1,835)

Other income (expense):
Interest expense, net	-	(1,631)	(2,247)	(4,674)
Change in fair value of derivatives	-	(1,502)	(7,603)	(459)
Other income (expense)	184	1	184	1
Total other expense, net	184	(3,132)	(9,666)	(5,132)

Loss before provision (benefit) for income taxes	(994)	(3,951)	(14,677)	(6,967)

Provision (benefit) for income taxes	55	-	55	-
Net loss	$(1,049)	$(3,951)	$(14,732)	$(6,967)

Net loss per share – basic and diluted	$(0.05)	$(0.03)	$(0.68)	$(0.06)
Weighted average common shares – basic and diluted	23,125,368	126,653,525	21,767,810	110,816,207

PodcastOne, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31,	March 31,
	2024	2023
Assets
Current Assets
Cash and cash equivalents	$1,445	$3,562
Accounts receivable, net	6,023	6,876
Prepaid expense and other current assets	1,105	1,006
Total Current Assets	8,573	11,444
Property and equipment, net	309	242
Goodwill	12,041	12,041
Intangible assets, net	3,145	732
Related party receivable	57	3,768
Total Assets	$24,125	$28,227

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,383	$6,898
Bridge loan, net	-	7,155
Derivative liabilities	-	4,767
Related party payable	315	2,288
Total Current Liabilities	7,698	21,108
Other long term liabilities	86	-
Total Liabilities	7,784	21,108

Commitments and Contingencies

Stockholders’ Equity
Common stock, $0.00001 par value; 100,000,000 shares authorized; 23,608,049 and 20,000,000 shares issued and outstanding as of March 31, 2024 and March 31, 2023, respectively	-	-
Additional paid in capital	45,952	19,785
Accumulated deficit	(29,611)	(12,666)
Total stockholders’ equity	16,341	7,119
Total Liabilities and Stockholders’ Equity	$24,125	$28,227

PodcastOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Adjusted EBITDA* Reconciliation (Unaudited)

(In thousands)

				Non-
				Recurring
	Net	Depreciation		Acquisition and	Other	(Benefit)
	Income	and	Stock-Based	Realignment	(Income)	Provision	Adjusted
	(Loss)	Amortization	Compensation	Costs (1)	Expense (2)	for Taxes	EBITDA*
Three Months Ended March 31, 2024
Total	$(1,049)	$438	$921	$77	$(184)	$55	$258

Three Months Ended March 31, 2023
Total	$(3,951)	$82	$250	$435	$3,132	$-	$(52)

				Non-
				Recurring
	Net	Depreciation		Acquisition and	Other	(Benefit)
	Income	and	Stock-Based	Realignment	(Income)	Provision	Adjusted
	(Loss)	Amortization	Compensation	Costs (1)	Expense (2)	for Taxes	EBITDA*
Year Ended March 31, 2024
Total	$(14,732)	$1,148	$3,645	$881	$9,666	$55	$663

Year Ended March 31, 2023
Total	$(6,697)	$323	$1,001	$939	$5,132	$-	$428

(1)	Non-Recurring Recurring Acquisition and Realignment Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments.

(2)	Other (Income) Expense above primarily includes interest expense, net and change in fair value of derivative liabilities. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definition of Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

PodcastOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2024	2023
Revenue:	$11,707	$8,843
Less:
Cost of sales	(10,660)	(7,625)
Amortization of developed technology	(58)	(71)
Gross Profit	989	1,147

Add back amortization of developed technology:	58	71
Contribution Margin*	$1,047	$1,218

	Year Ended
	March 31,
	2024	2023
Revenue:	$43,302	$34,645
Less:
Cost of sales	(37,326)	(27,579)
Amortization of developed technology	(228)	(225)
Gross Profit	5,748	6,841

Add back amortization of developed technology:	228	225
Contribution Margin*	$5,976	$7,066

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.